Global Technologies Corp.

NUMBER
CERT.9999

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

$0.0001 PAR VALUE COMMON STOCK

SHARES
*********9,000,000**********
COMMON STOCK

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
Global Technologies Corp.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________________
AUTHORIZED SIGNATURE

Yair Goltman

Chief Executive Officer